CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	15,466 shares(3)	$101.86	$1,575,367	$190.93

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported for our common stock on the New York Stock Exchange on November 23, 2018.

(2)	The registration fee has been calculated and is being paid in accordance with Rules 457(r) and 456(b) under the Securities Act of 1933, as amended, or the Securities Act.
(3)

Does not include 163,258 shares of common stock included in the attached prospectus supplement that were previously registered pursuant to a prospectus supplement dated March 2, 2018 and which shares remain unsold.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-204911

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 12, 2015)

178,724 Shares of Common Stock

The following information supplements and amends the prospectus dated June 12, 2015 (the “Prospectus”), and the prospectus supplement dated March 2, 2018 (the “March Prospectus Supplement”) relating to the possible resale, from time to time, by the selling stockholders named in this prospectus supplement of an additional 15,466 shares of our common stock, $0.01 par value per share. This supplement should be read in conjunction with, and is qualified by reference to, the Prospectus and the March Prospectus Supplement, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus and the March Prospectus Supplement.

On March 2, 2018, pursuant to the March Prospectus Supplement we registered 258,061 shares of our common stock, $0.01 par value per share, for the benefit of certain selling stockholders. In August 2018, we disbursed additional shares of our common stock, $0.01 par value per share, from escrow to the selling stockholders listed below (the “Escrow Release”). To update the information contained in the section of the March Prospectus Supplement entitled “Selling Stockholders” to reflect the Escrow Release, the selling stockholder table has been revised to include the additional shares issued to certain selling stockholders following the Escrow Release.

Investing in the Registered Shares involves risk. Before buying any Registered Shares you should carefully read the discussion of material risks of investing in the Registered Shares referred to in “Risk Factors” beginning on page S-4 of the March Prospectus Supplement and page 3 of the Prospectus, including those risks set forth beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The following table contains information as to the beneficial ownership of shares of our common stock held by the selling stockholders listed below as of the date of this prospectus supplement. Because the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement, the March Prospectus Supplement and the Prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus supplement relates. The selling stockholders named below and their pledgees, donees, transferees and other successors in interest may from time to time offer the shares of our common stock offered by this prospectus supplement:

Name of Selling Stockholder(1)	Beneficial Ownership Before Offering	Maximum Number of Shares of Securities Being Offered	Beneficial Ownership After Offering
	Common Stock(2)	Common Stock	Common Stock(3)	%(4)

The Cline Family Trust(5)	70,561	70,561	—	*
The George R. and Graciela O. Bunting Revocable Trust dated 02/04/97(6)	41,747	41,747	—	*

Bunting Children’s Trust dated 12/23/96(7)	29,772	29,772	—	*

Gregory S. Bunting 2015 Revocable Trust(8)	33,299	33,299	—	*

James E. and Lauralie Bunting, as Joint Tenants	22	22	—	*

James E. Bunting	2,138	2,138	—	*

Antonio F. Bunting Irrevocable Trust(9)	113	113	—	*
The Miguel F. Bunting Irrevocable Trust(10)	1,072	1,072	—	*

TOTALS:	178,724	178,724	—	*

*	Accounts for less than one percent (1%) after completion of the offering.

(1)	The selling stockholders and their affiliates have not had a material relationship with the Company or its affiliates in the three years preceding the date of this prospectus supplement.
(2)

This column includes the original shares of our common stock, $0.01 par value per share, registered for resale on the March Prospectus Supplement that remain unsold, plus the additional 15,466 shares of our common stock, $0.01 par value per share issued pursuant to the Escrow Release.

(3)

Assumes the sale of all Registered Shares offered pursuant to the March Prospectus Supplement and this prospectus supplement and no purchases of additional shares of common stock or securities convertible into shares of common stock.

(4)	Calculated based on Rule 13d-3 under the Exchange Act, based on 86,360,134 shares of common stock outstanding as of November 26, 2018.
(5)	Nancy S. Cline and Frederic T. Cline are the co-trustees and share the power and authority to vote and dispose of the shares of our common stock.
(6)	George R. Bunting and Graciela O. Bunting are the co-trustees and share the power and authority to vote and dispose of the shares of our common stock.
(7)	Gregory S. Bunting and Paula Bunting are the co-trustees and share the power and authority to vote and dispose of the shares of our common stock.
(8)	Gregory S. Bunting is the trustee and has the power and authority to vote and dispose of the shares of our common stock.
(9)	Antonio F. Bunting is the trustee and has the power and authority to vote and dispose of the shares of our common stock.
(10)	Miguel E. Bunting is the trustee and has the power and authority to vote and dispose of the shares of our common stock.

S-3